Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

SmartStop Self Storage REIT, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to be Paid	Equity	Class A Common Stock, $0.001 par value	457(a)	11,542,062(1)	N/A	$174,054,285	0.0000927	$16,135

Total Offering Amount						$174,054,285		$16,135

Total Fees Previously Paid								$0

Total Fee Offsets								$0

Net Fee Due								$16,135

(1)

Represents the estimated maximum number of shares of the Registrant’s Class A common stock to be issued in connection with the merger described in the Form S-4 to which this is an exhibit. The number is based on (i) the number of shares of all common stock of Strategic Storage Growth Trust II, Inc., or SSGT II, estimated to be outstanding at the time of the merger, and (ii) the exchange ratio of 0.9118 shares of the Registrant’s Class A common stock for each share of SSGT II common stock.